                                                            Exhibit 23.1


CONSENT OF CHARTERED ACCOUNTANTS AND REGISTERED AUDITORS


As Chartered Accountants and Registered Auditors, we hereby consent to the incorporation by reference in the Joint Registration Statements on Form S-3, dated 4 May 1998, 8 July 1998, 25 September 1998, and 5 October 1998, and Form S-8, dated 8 June 1998, of Patriot American Hospitality, Inc. and Wyndham International, Inc., of our reports dated 22 July 1998 and 17 July 1998, respectively, except for note 1 in each of our reports, as to which the date is 24 March 1999, of the financial statements of Arcadian International Limited (formerly Arcadian International Plc) and subsidiary undertakings and Malmaison Limited and subsidiary undertakings, which are included in the Joint Current Report on Form 8-K/A of Patriot American Hospitality, Inc. and Wyndham International, Inc., dated 2 June 1998.




/s/ Arthur Andersen

1 Surrey Street
London
WC2R 2PS
26 March 1999